Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	sbrumbaugh@padillaspeer.com
	763-354-1800	612-455-1754

Arctic Cat Reports Record Fiscal 2014 First Quarter Results

•	Net sales increased approximately 9 percent to record $120.8 million on higher sales across all product lines;

•	Net earnings up 172 percent to $5.5 million from $2.0 million;

•	Diluted EPS up 186 percent to record first quarter $0.40 versus $0.14 in prior-year quarter;

•	Gross profit margin rose to 24.1 percent from 20.2 percent;

•	Company raises full-year earnings outlook for fiscal 2014

MINNEAPOLIS, July 25, 2013 – Arctic Cat Inc. (NASDAQ: ACAT) today reported that record net earnings rose 172 percent to $5.5 million, or $0.40 per diluted share, for the fiscal first quarter ended June 30, 2013, compared to net earnings of $2.0 million, or $0.14 per diluted share, in the prior-year quarter. Arctic Cat’s net sales for the fiscal 2014 first quarter grew approximately 9 percent to a record $120.8 million versus net sales of $111.3 million in the same quarter last year.

“We are pleased to begin the year with a strong first quarter, with increased revenues across all product lines,” said Claude Jordan, Arctic Cat’s chairman and chief executive officer. “Contributing to the quarter was continued growth in our ATV/side-by-side business, which rose 5 percent on top of a 93 percent sales increase in the same period last year. In addition, we benefited from late spring snowfall in North America that helped snowmobile parts sales. For the 2014 first quarter, EPS improvement was primarily due to higher sales volumes, a favorable product mix, and our continued success in enhancing operating efficiency and lowering our cost structure. As a result, Arctic Cat delivered record 2014 first-quarter sales and profits.”

Among the highlights of Arctic Cat’s fiscal 2014 first-quarter financial results compared with the prior-year quarter:

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Net sales growth of approximately 9 percent was fueled by gains across all product lines, with the highest dollar contributions coming from the recently launched Wildcat X side-by-side and snowmobiles.

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Gross margin improvement of nearly 4 percentage points was due to higher volumes, product mix and improved efficiency. The company expects gross margins to moderate in subsequent quarters, as it begins supplying lower margin snowmobile units to Yamaha in the fiscal 2014 second quarter.

Arctic Cat Reports Fiscal 2014 First Quarter Results – 2

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Operating expenses as a percent of sales declined approximately 30 basis points to 17.1 percent compared to 17.4 percent. The company continued to increase investment in research and development to ensure a strong pipeline of new products and technologies, while maintaining strict cost controls.

•	Operating profit rose 172 percent to $8.5 million from $3.1 million.

•	The company had no debt.

Arctic Cat ended the 2014 first quarter with cash and short-term investments totaling $48.9 million, up from $17.4 million a year ago. During the quarter, the company repurchased approximately 31,000 shares of the company’s stock at a cost of approximately $1.4 million.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides rose 5 percent to $76.3 million, up from $73.0 million in the same period last year, primarily due to strong orders for the Wildcat X and the four-seat Wildcat 4 pure sport side-by-sides, which are the company’s two newest Wildcat offerings.

Commented Jordan: “Our ATV/side-by-side business performed very well in the 2014 first quarter. We are pleased to see a solid 5 percent gain in this business in the quarter. We achieved this growth despite economic headwinds in our European business and a tough year-over-year comparison. With the new products that we will launch in August 2013, we continue to expect our ATV/side-by-side business to grow 25 percent to 29 percent this fiscal year.”

Arctic Cat remains focused on further increasing its ATV/side-by-side business as a percent of total sales. The company anticipates that its sales in this product line will exceed 50 percent of total company sales for the fiscal 2014 full year. During fiscal year 2013, 45 percent of sales were in the ATV/side-by-side segment, up from 39 percent the previous year. The company continues to advance its growth strategy through new product introductions and international expansion. Arctic Cat anticipates launching multiple new ATV/side-by-side products every quarter through the fiscal 2014 year end.

Since entering the sport side-by-side segment with the Wildcat only a year and a half ago, Arctic Cat has rapidly extended its Wildcat line and now offers: Base and Limited models; the four-seat Wildcat 4; and the high-horsepower Wildcat X. Additionally, the company has announced that it will begin shipping a 50-inch wide, trail-legal Wildcat in late fiscal 2014. With a narrower stance, the 50-inch Wildcat will allow riders access to authorized ATV trails, making it a versatile option for consumers.

Arctic Cat Reports Fiscal 2014 First Quarter Results – 3

Snowmobiles – Snowmobile sales in the fiscal 2014 first quarter rose 26 percent to $22.6 million, up from $18.0 million in the prior-year quarter. For the 2014 model year, Arctic Cat launched 10 snowmobiles, including the all-new ZR 6000 El Tigre high-performance sled, and new snowmobile engine options from Arctic Cat and Yamaha through an engine supply agreement. Of these, Arctic Cat’s first designed and built snowmobile engine – the 6000 C-TEC2 – is a powerful, lightweight and fuel-efficient 2-stroke that enables the company to enter the large 600cc snowmobile market segment that now accounts for 18 percent of the snowmobile industry.

Commented Jordan: “We’ve received enthusiastic dealer response to our 2014 model year snowmobile line-up, with its exciting array of new engine and chassis options. And our expanded relationship with Yamaha is proceeding smoothly. We are excited to offer snowmobiling enthusiasts industry-leading chassis and engine options that will give our customers the most well-rounded choices for technology, reliability and horsepower.”

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2014 first quarter increased 7 percent to $21.9 million versus $20.4 million in the prior-year quarter. The growth stemmed primarily from sales of garments, parts and oil.

Fiscal 2014 Full-Year Outlook

For the fiscal year ending March 31, 2014, Arctic Cat is increasing its earnings guidance and now expects earnings to be in the range of $3.27 to $3.37 per diluted share, an increase of 13 percent to 17 percent over prior-year earnings of $2.89 per diluted share. The company continues to anticipate sales in the range of $754 million to $768 million, an increase of approximately 12 percent to 14 percent versus fiscal 2013. Previously, Arctic Catestimatedfiscal 2014 full-year earnings in the range of $3.17 to $3.27per diluted share.

Arctic Cat’s fiscal 2014 outlook includes the following assumptions versus the prior fiscal year: core ATV North America industry retail sales flat to up 5 percent; side-by-side North American industry retail sales up 15 percent to 25 percent; snowmobile North America industry retail sales flat to up 3 percent; Arctic Cat dealer inventories excluding new products flat to up 10 percent; achieving slightly lower operating expense levels as a percent of sales; and increasing cash flow from operations. The company expects gross margins to decrease by approximately 80 basis points, due to additional Yamaha snowmobiles that will be built in Arctic Cat’s factory and, to a lesser extent, the Canadian currency impact.

Arctic Cat Reports Fiscal 2014 First Quarter Results – 4

“We continue to anticipate another year of increased sales and record earnings in fiscal 2014,” said Jordan. “We expect our growth to be fueled by a strong pipeline of innovative new products and technologies, further market share gains in the growing side-by-side segment and continued leverage in our cost structure. We are excited about our future prospects and confident in our ability to deliver another year of enhanced shareholder value.”

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live call, dial 877-941-9205. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through August 1, 2013, by dialing 800-406-7325, passcode 4631843.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives;increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2014 First Quarter Results – 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30,
	2013	2012
Net Sales
Snowmobile & ATV Units	$98,914	$90,953
Parts, Garments & Accessories	21,854	20,358

Total Net Sales	120,768	111,311
Cost of Goods Sold
Snowmobile & ATV Units	77,908	75,556
Parts, Garments & Accessories	13,700	13,276

Total Cost of Goods Sold	91,608	88,832

Gross Profit	29,160	22,479
Operating Expenses
Selling & Marketing	6,994	6,807
Research & Development	5,282	4,478
General & Administrative	8,411	8,074

Total Operating Expenses	20,687	19,359

Operating Profit	8,473	3,120
Other Income (Expense)
Interest Income	9	13
Interest Expense	(3)	(20)

Total Other Income (Expense)	6	(7)

Earnings Before Income Taxes	8,479	3,113
Income Taxes	3,011	1,105

Net Earnings	$5,468	$2,008

Net Earnings Per Share
Basic	$0.41	$0.15

Diluted	$0.40	$0.14

Weighted Average Shares Outstanding:
Basic	13,215	13,060

Diluted	13,711	13,877

	June 30,
Selected Balance Sheet Data:	2013	2012
Cash and Short-term Investments	$48,894	$17,384
Accounts Receivable, net	43,734	39,947
Inventories	149,736	140,776
Total Assets	306,219	258,735
Short-term Bank Borrowings	—	4,214
Total Current Liabilities	119,283	115,538
Long-term Debt	—	—
Shareholders’ Equity	182,460	140,431

Arctic Cat Reports Fiscal 2014 First Quarter Results – 6

	Three Months Ended
	June 30,
Product Line Data:	2013	2012	Change
All-Terrain Vehicles	$76,340	$72,966	5%
Snowmobiles	22,574	17,987	26%
Parts, Garments & Accessories	21,854	20,358	7%

Total Sales	$120,768	$111,311	9%

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